Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FIRST QUARTER 2018 EARNINGS RESULTS

FORT WORTH, Texas, (May 8, 2018) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced results for its first quarter ended March 31, 2018, including the following highlights:

•	1st quarter 2018 net income of $0.6 million, or $0.04 per diluted share versus $4.0 million, or $0.21 per diluted share for 1st quarter 2017
•	1st quarter 2018 operating earnings (1) of $4.5 million, or $0.24 per diluted share, versus $2.6 million, or $0.14 per diluted share, for 1st quarter 2017
•	1st quarter 2018 net combined ratio of 97.4% versus 98.6% for 1st quarter 2017
•	1st quarter favorable prior year reserve development of $0.5 million for both 2018 and 2017
•	1st quarter 2018 gross premiums written of $153.5 million increased 14% from $135.1 million in 1st quarter 2017
•	1st quarter 2018 net premiums written of $91.4 million increased 3% from $88.5 million in 1st quarter 2017

(1)	See “Non-GAAP Financial Measures” below

“I am pleased to report a strong start to fiscal 2018. Our first quarter underwriting results reflect improvement from the various actions we have undertaken the past couple of years to address the challenges that had emerged in our commercial and personal auto portfolios. We are also seeing results from our efforts to diversify into new specialty product lines and to re-balance the geographic footprint of our book. We reported a net combined ratio of 97.4% for the quarter which is higher than our long-term goal as an organization but improved from the first quarter of last year and in line with our expectations for this quarter. We continue to see strong pricing momentum in many product lines across our portfolio which contributed to the 14% increase in gross premiums written for the quarter. Excluding the impact of investment gains and losses, our operating earnings were $4.5 million, or $0.24 per diluted share, as compared to $2.6 million, or $0.14 per diluted share, for the first quarter of 2017,” said Naveen Anand, President and Chief Executive Officer.

“A temporary acceleration of paid claims as we improved our claims practices to address the increase in frequency and severity in our commercial auto portfolio resulted in a decrease in operating cash flow this quarter. We expect our paid claims to trend back closer to our historical levels over the next few quarters as we address the large claim inventory from older accident years,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “First quarter book value per share increased slightly to $13.85 compared to $13.82 at December 31, 2017. Net investment income was $4.4 million, a 1% decline compared to the first quarter of 2017. Total cash and investments was $709.8 million, or $39.15 per share, as of March 31, 2018, a decrease of 2% from $40.12 per share as of December 31, 2017.”

“Due to the adoption of Accounting Standards Update No. 2016-01, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. Investment gains/losses in the first quarter include a charge of $4.5 million due to changes in the unrealized gains/losses of our investments in equity securities held at March 31, 2018. Also related to the adoption of the new accounting standard, we reclassified net unrealized gains on equity securities of $21.5 million before tax ($17.0 million after tax) from accumulated other comprehensive income to retained earnings,” continued Mr. Schwarz.

“Based on our historical practice of acquiring securities and holding those securities for long periods, quarterly changes in investment gains and losses, whether realized or unrealized, are not predictable or necessarily meaningful in understanding the operating results of our insurance business. We expect these gains and losses will continue to cause volatility in our periodic earnings,” concluded Mr. Schwarz.

First Quarter
	2018	2017	% Change
	($ in thousands, unaudited)
Gross premiums written	153,505	135,112	14%
Net premiums written	91,433	88,519	3%
Net premiums earned	91,947	89,223	3%
Investment income, net of expenses	4,440	4,479	-1%
Investment (losses) gains, net	(4,835)	2,060	-335%
Total revenues	93,341	96,948	-4%
Net income	647	3,986	-84%
Operating earnings	4,467	2,647	69%
Net income per share - basic	$0.04	$0.21	-81%
Net income per share - diluted	$0.04	$0.21	-81%
Operating earnings per share - diluted	$0.24	$0.14	71%
Book value per share	$13.85	$14.60	-5%
Cash flow from operations	(19,215)	8,839	-317%

First Quarter 2018 Commentary

Hallmark reported net income of $0.6 million for the three months ended March 31, 2018, as compared to net income of $4.0 million for the same period the prior year. On a diluted basis per share, the Company reported net income of $0.04 per share for the three months ended March 31, 2018, as compared to net income of $0.21 per share for the same period the prior year.

Hallmark's consolidated net loss ratio was 69.3% for the three months ended March 31, 2018 and 2017. Hallmark's net expense ratio was 28.1% for the three months ended March 31, 2018 as compared to 29.3% for the same period the prior year. Hallmark’s net combined ratio was 97.4% for the three months ended March 31, 2018, as compared to 98.6% for the same period the prior year.

During the three months ended March 31, 2018, Hallmark’s total revenues were $93.3 million, representing a decrease of 4% from the $96.9 million in total revenues for the same period of 2017. During the three months ended March 31, 2018, Hallmark’s income before tax was $0.8 million, as compared to income before tax of $5.8 million reported during the same period the prior year.

The decrease in revenue was primarily due to investment losses of $4.8 million during the first three months of 2018 as compared to investment gains of $2.1 million reported for the first three months of 2017. The investment loss includes $4.5 million in loss attributable to the adoption of Accounting Standards Update No. 2016-01. This decrease in revenue was partially offset by higher net premiums earned in the Specialty Commercial Segment and the Standard Commercial Segment partially offset by lower net premiums earned in the Personal Segment, as well as higher commission and fee revenue for the three months ended March 31, 2018 as compared to the same period during 2017.

The decrease in income before tax for the three months ended March 31, 2018 was due primarily to the decrease in revenue discussed above as well as increased losses and loss adjustment expenses (“LAE”) of $1.8 million, partially offset by lower operating expenses of $0.3 million and lower interest expense of $0.1 million. The increase in loss and LAE was primarily the result of higher current accident year loss trends in the Specialty Commercial Segment driven by commercial auto lines of business and higher losses in the satellite launch insurance line of business.

Hallmark’s effective tax rate was 20.0% for the three months ended March 31, 2018 as compared to 31.7% for the same period in 2017. The decrease in the effective tax rate was due primarily to the lower statutory rate from the enactment of the Tax Cuts and Jobs Act on December 22, 2017.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for the results reflected in the Company’s GAAP financial statements. In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Operating earnings and operating earnings per share are calculated by excluding net investment gains and losses from GAAP net income. Management believes that operating earnings and operating earnings per share provide useful information to investors about the performance of and underlying trends in the Company’s core insurance operations. Net income and net income per share are the GAAP measures that are most directly comparable to operating earnings and operating earnings per share. A reconciliation of operating earnings and operating earnings per share to the most comparable GAAP financial measures is presented below.

Hallmark Financial Services, Inc. and Subsidiaries
Non-GAAP Financial Measures Reconciliation

				Weighted
	Income	Less Tax	Net	Average	Diluted
($ in thousands)	Before Tax	Effect	After Tax	Shares Diluted	Per Share

First Quarter 2018
Reported GAAP measures	$809	$162	$647	18,293	$0.04

Excluded investment losses/gains	4,835	1,015	3,820	18,293	$0.20

Operating earnings	$5,644	$1,177	$4,467	18,293	$0.24

First Quarter 2017
Reported GAAP measures	$5,838	$1,852	$3,986	18,769	$0.21

Excluded investment losses/gains	(2,060)	(721)	(1,339)	18,769	$(0.07)

Operating earnings	$3,778	$1,131	$2,647	18,769	$0.14

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles, Atlanta and Jersey City. Hallmark markets, underwrites and services over half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Mar. 31	Dec. 31
ASSETS	2018	2017
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (amortized cost: $595,481 in 2018 and $604,999 in 2017)	$595,846	$605,746
Equity securities (cost: $35,762 in 2018 and $30,253 in 2017)	52,815	51,763
Other investment (cost: $3,763 in 2018 and 2017)	3,461	3,824
Total investments	652,122	661,333
Cash and cash equivalents	55,110	64,982
Restricted cash	2,564	2,651
Ceded unearned premiums	112,765	112,323
Premiums receivable	108,487	104,373
Accounts receivable	1,809	1,513
Receivable for securities	1,218	5,235
Reinsurance recoverable	214,369	182,928
Deferred policy acquisition costs	15,994	16,002
Goodwill	44,695	44,695
Intangible assets, net	9,407	10,023
Deferred federal income taxes, net	3,158	1,937
Federal income tax recoverable	6,134	7,532
Prepaid expenses	3,333	1,743
Other assets	13,080	13,856
Total Assets	$1,244,245	$1,231,126
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities (less unamortized debt issuance cost of $937 in 2018 and $949 in 2017)	55,765	55,753
Reserves for unpaid losses and loss adjustment expenses	529,684	527,100
Unearned premiums	276,570	276,642
Reinsurance balances payable	55,998	52,487
Pension liability	1,538	1,605
Payable for securities	10,848	7,488
Accounts payable and other accrued expenses	32,689	28,933
Total Liabilities	993,092	980,008
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2018 and 2017	3,757	3,757
Additional paid-in capital	123,224	123,180
Retained earnings	151,495	136,474
Accumulated other comprehensive income	(2,419)	12,234
Treasury stock (2,745,115 shares in 2018 and 2,703,803 shares in 2017), at cost	(24,904)	(24,527)
Total Stockholders’ Equity	251,153	251,118
Total Liabilities & Stockholders' Equity	$1,244,245	$1,231,126

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended
($ in thousands, except share amounts)	December 31
	2018	2017
	(unaudited)
Gross premiums written	$153,505	$135,112
Ceded premiums written	(62,072)	(46,593)
Net premiums written	91,433	88,519
Change in unearned premiums	514	704
Net premiums earned	91,947	89,223

Investment income, net of expenses	4,440	4,479
Investment (losses) gains, net	(4,835)	2,060
Finance charges	1,040	1,053
Commission and fees	703	72
Other income	46	61
Total revenues	93,341	96,948

Losses and loss adjustment expenses	63,675	61,842
Operating expenses	27,213	27,495
Interest expense	1,027	1,156
Amortization of intangible assets	617	617
Total expenses	92,532	91,110

Income before tax	809	5,838
Income tax expense	162	1,852
Net income	$647	$3,986

Net income per share:
Basic	$0.04	$0.21
Diluted	$0.04	$0.21

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Dec. 31
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Gross premiums written	$114,813	$95,507	$22,797	$20,693	$15,895	$18,912	$-	$-	$153,505	$135,112
Ceded premiums written	(50,658)	(35,924)	(2,555)	(1,841)	(8,859)	(8,828)	-	-	(62,072)	(46,593)
Net premiums written	64,155	59,583	20,242	18,852	7,036	10,084	-	-	91,433	88,519
Change in unearned premiums	3,535	2,346	(2,375)	(2,138)	(646)	496	-	-	514	704
Net premiums earned	67,690	61,929	17,867	16,714	6,390	10,580	-	-	91,947	89,223

Total revenues	73,124	65,835	18,875	17,726	7,620	11,863	(6,278)	1,524	93,341	96,948

Losses and loss adjustment expenses	47,543	41,590	11,680	11,046	4,452	9,206	-	-	63,675	61,842

Pre-tax income (loss)	9,758	8,098	1,319	851	(22)	(758)	(10,246)	(2,353)	809	5,838

Net loss ratio (1)	70.2%	67.2%	65.4%	66.1%	69.7%	87.0%			69.3%	69.3%
Net expense ratio (1)	23.8%	25.7%	33.1%	35.5%	35.4%	26.0%			28.1%	29.3%
Net combined ratio (1)	94.0%	92.9%	98.5%	101.6%	105.1%	113.0%			97.4%	98.6%

Favorable (Unfavorable) Prior Year Development	(1,012)	(300)	1,053	1,458	489	(669)	-	-	530	489

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.